Contacts:

Tripos, Inc.

Jim Rubin

Chief Financial Officer

(314) 647-8837

(Media only)

Waggener Edstrom Worldwide

Bioscience and Healthcare Practice

Lisa Osborne

Account Director

(202) 326-0793

lisao@WaggenerEdstrom.com

For Release 7 a.m. EST

Jan. 9, 2006

Tripos Engages Advisor to Explore Strategic Alternatives

ST. LOUIS - Jan. 9, 2006 - Tripos, Inc. (Nasdaq: TRPS), a leading provider of drug discovery chemistry and informatics products and services, today announced that it has retained the financial advisory firm Seven Hills Partners to explore various strategic alternatives to maximize shareholder value and enhance growth prospects for each of its core businesses: Tripos Discovery Informatics and Tripos Discovery Research.

Tripos is considering a wide range of options, including mergers and acquisitions, becoming a private company, and separating its informatics and research businesses. There is, however, no guarantee that Tripos will pursue any of these alternatives. Tripos does not plan to make future comments on this process unless there are material developments.

"Following a recommendation by Tripos management, our board of directors approved a proposal to hire Seven Hills, with whom we have worked successfully in the past, to evaluate various strategic alternatives designed to grow the company," said Dr. John P. McAlister, president and CEO of Tripos. "Our objective is to identify an option that will allow us to provide continuing innovation and high-value offerings to our customers, a stimulating environment for our employees, and a solid investment for our shareholders."

About Tripos, Inc.

Tripos (Nasdaq: TRPS) combines leading-edge technology and innovative science to deliver consistently superior chemistry-research products and services for the biotechnology, pharmaceutical and other life science industries. Within Tripos' Discovery Informatics (DI) business, the company provides software products and consulting services to develop, manage, analyze and share critical drug discovery information. Within Tripos' Discovery Research (DR) business, Tripos' medicinal chemists and research scientists partner directly with clients in their research initiatives, leveraging state-of-the-art information technologies and research facilities. Further information on Tripos can be found at http://www.tripos.com.

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About Seven Hills

Seven Hills (www.sevenhills.com) is a leading provider of financial advisory and corporate finance services to emerging and mid-capitalization companies in the medical sciences, technology, and service industries.

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Tripos and the Tripos logo are registered trademarks of Tripos, Inc., and/or its affiliates in the United States and certain other countries.

All other trademarks mentioned in this document are the property of their respective owners.